Form 10-Q
EXHIBIT 10.01
EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of this 4th day of May, 2006, by and among Eastman Chemical Company (“Eastman” or the "Company") and Mark J. Costa (“Costa”) (collectively referred to as “both parties”). Both parties agree to the employment by Eastman of Costa on the terms and conditions set forth below.

1.
TITLE; DUTIES; OFFICE. Senior Vice President, Corporate Strategy and Marketing. Costa will be responsible for overseeing corporate strategy, the corporate marketing function, and managing opportunities and growth platforms that involve more than one stream and cross businesses within Eastman, and other duties that the Chief Executive Officer, in his sole discretion, may add; provided, however, that such other duties are appropriate for a person in Costa's position. In performing his duties, Costa will report solely, exclusively and directly to Eastman’s Chief Executive Officer, subject to the general oversight of the Board of Directors. Costa’s office shall be located at Eastman’s corporate headquarters, wherever such headquarters are located.

2.
ANNUAL SALARY. Eastman will provide to Costa an initial base annual salary of $420,000 per year, with such increases as may be recommended by the Chief Executive Officer and approved from time-to-time by the Compensation and Management Development Committee of the Board of Directors (the "Compensation Committee").

3.
OTHER COMPENSATION. Costa will receive the compensation specified below. Subject to Section 5(b), in all cases, Costa’s participation in Eastman compensation and benefits plans and arrangements will be subject to the existing terms and conditions of the plans and arrangements. Capitalized terms used herein, but not defined shall have the meaning given to them in the Eastman Chemical Company 2002 Omnibus Long-Term Compensation Plan (the “LTCP”).

a. Signing Bonus
$250,000 cash, payable in first payroll following his initial date of employment. If, prior to the first anniversary of his initial date of employment with Eastman, Costa voluntarily terminates his employment (except for "Good Reason" as defined in Section 5(e) below), Costa must reimburse the amount of the Signing Bonus, payable in cash to Eastman, no later than 30 days following the date of his termination.

b. Restricted Stock Award
30,000 restricted shares of Common Stock, awarded as of his initial date of employment. Restrictions will lapse as to 10,000 shares on each of the first, second and third anniversaries of the award date.

c. Stock Option Grant at Hiring
Option to purchase 65,000 shares of Common Stock with an exercise price at Fair Market Value, granted as of his initial date of employment. Option will vest as to 1/3 of the shares on each of the first, second, and third anniversaries of his initial date of employment.

d. Unit Performance Plan/Target Annual Bonus
Costa shall be eligible for an annual target bonus opportunity (the "Target Annual Bonus") in cash under the Eastman Unit Performance Plan (as amended and restated effective January 1, 2004) (the “UPP”) or other plan or program the Company may have in place for similarly situated executive officers, as determined by the Compensation Committee. Costa’s initial Target Annual Bonus is at least 65% of base annual rate of pay.

e. Stock Options
Costa is eligible for stock option grants under LTCP or its successor, under such terms as the Compensation Committee determines. Most recent level of shares of Common Stock underlying options awarded for position was 31,000 shares.

f. Performance Shares
When eligible for an award of performance shares under a Performance Share Award Subplan of LTCP (a "Performance Plan”) or its successor, Costa is eligible to receive an award thereunder, under such terms as the Compensation Committee determines. Most recent Award Amount (as defined in the Performance Plan) for position was 8,270 performance shares.

g. Retirement Savings Contribution
Contribution equal to 3% of pay contributed into an individual ESOP/401(k) account during first year. Annual contribution equal to 5% of pay into an individual ESOP/401(k) account for each year after first year, consistent with plan contributions made to all Company employees.

EXHIBIT 10.01

For all future compensation involving awards, grants, or bonuses including those listed in Sections 3.d., 3.e., 3.f., and 3.g. above (or any successors thereto), the Company reserves the right to modify such compensation plan or arrangement, consistent with that provided for similarly situated executive officers; provided, however, that for so long as Costa remains employed by Eastman, Eastman shall not in any year, with respect to any of the aforementioned compensation arrangements (or their successors): (i) fail to compensate Costa under any of the same unless it also fails to so compensate similarly situated executive officers; or (ii) compensate Costa under any of the same in any material amount less than similarly situated executive officers unless the Compensation Committee has determined in good faith that Costa's performance of his duties warrants such reduced compensation.

4.
CHANGE-IN-CONTROL AND INDEMNIFICATION ARRANGEMENTS. Subject to authorization by the Compensation Committee at their earliest scheduled meeting after Costa’s first day of employment (in no case later than three months after this Agreement is executed), Costa will be offered (a) a Change-in-Control Severance Agreement in the form filed as an exhibit to Eastman's Current Report on Form 8-K dated December 5, 2005, and (b) an Indemnification Agreement in the form filed as an exhibit to Eastman's Annual Report on Form 10-K for the year ended December 31, 2003.

5. OTHER TERMINATION ARRANGEMENTS.

(a) If Costa’s employment is terminated without "Cause" (as defined in Section 5(d) below) or if he terminates his employment for "Good Reason" (as defined in Section 5(e) below, other than in circumstances occurring after a Change-in-Control (as defined in the Change-in-Control Severance Agreement described in Section 4) that would give rise to Good Reason which would be governed under the Change-in-Control Severance Agreement described in Section 4), he will receive the "Severance Benefit" (as defined in Section 5(c) below) which amount shall be payable in cash and must be made within 30 days of the termination of Costa’s employment (or such other date as may be required under Internal Revenue Code Section 409A).

(b) Notwithstanding anything to the contrary contained in the Agreement, the following will be included in the terms of long-term stock-based awards to Costa under the LTCP, or any successor plans (collectively, "Compensation Plans”): in the event of a termination of Costa's employment without Cause or for Good Reason: (i) unvested stock options shall immediately vest and remain exercisable for the lesser of five (5) years following Costa's date of termination or the expiration date of the options; (ii) all restrictions on transfer of issued shares of common stock shall lapse; and (iii) Eastman shall issue to Costa, within 30 days of the termination of Costa’s employment (or such other date as may be required under Internal Revenue Code Section 409A), shares of common stock underlying outstanding performance shares on a pro rata basis based upon the number of months employed during the performance period (as if all performance objectives with respect thereto had been met at a level of 100%). The terms and conditions of the Compensation Plans and any applicable awards thereunder shall control with respect to the any other matters concerning Costa’s options, restricted shares or other awards thereunder then held by Costa.

(c) As used herein, the term “Severance Benefit” means a lump-sum cash payment equal to the sum of: (i) all accrued unpaid salary and unused vacation pay through the date of termination; (ii) an amount equal to one year of base annual salary (then in effect); and (iii) an amount equal to 100% of Costa’s Target Annual Bonus for the year in which his employment terminates (as if all performance objectives applicable thereto had been met at a level of 100%).

(d) For purposes of this Agreement, "Cause" shall mean: (i) a material breach by Costa of any provision of this Agreement; (ii) the conviction of Costa of any criminal act that Eastman’s Compensation Committee shall, in its sole and absolute discretion, deem to constitute Cause for purposes of this Agreement; (iii) material breach by Costa of published Eastman code of conduct or code of ethics; or (iv) conduct by Costa that is grossly inappropriate or insubordinate and demonstrably likely to lead to material injury to Eastman, as determined by the Compensation Committee acting reasonably and in good faith; provided, however, that in the case of clauses (i), (iii), and (iv) above, such conduct shall not constitute Cause unless Eastman shall have delivered to Costa notice setting forth with specificity (x) the conduct deemed to qualify as Cause, (y) reasonable action, if any, that would remedy such objection, and (z) if such conduct is of a nature that may be remedied, a reasonable time (not less than thirty (30) days) within which Costa may take such remedial action, and Costa shall not have taken such specified remedial action to the satisfaction of the Compensation Committee within such specified reasonable time.

(e) For purposes of this Agreement, "Good Reason" shall mean, without the written consent of Costa: (i) except as otherwise contemplated by Section 1, the assignment to Costa of any duties materially inconsistent with Costa's position (including status, office, titles and reporting requirements), authority, duties or responsibilities as set forth herein, or any other action by Eastman which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Eastman promptly after receipt of notice thereof given by Costa; (ii) a reduction by Eastman in Costa's base salary, Target Annual Bonus, or target level of stock-based pay (as referred to in Section 3 above) (or other form of compensation as may replace stock-based pay, consistent with that provided for similarly situated executive officers); or (iii) any failure by Eastman to comply with any of the other provisions of this Agreement, other than an isolated, insubstantial, and inadvertent failure not occurring in bad faith and which is remedied by Eastman promptly after receipt of notice therof given by Costa. Costa's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder. A termination by Costa shall not constitute termination for Good Reason unless Costa shall first have personally delivered to Eastman's Chief Executive Officer, within 90 days of the occurrence of the event giving rise to Good Reason, written notice setting forth with reasonable specificity the occurrence deemed by Costa to give rise to a right to terminate for Good Reason, and there shall have passed a reasonable time (not less than 60 days) within which Eastman may take action to correct, rescind, or otherwise substantially reverse the occurrence supporting termination for Good Reason as identified by Costa.

(f) In addition to the foregoing, to the extent not theretofore paid or provided, Eastman shall timely pay or provide to Costa any other amounts or benefits required to be paid or provided or which Costa is eligible to receive under any plan, program, policy or practice or contract or agreement of Eastman and its affiliated companies. The provisions of this Section 5 shall survive the termination of this Agreement and of Costa’s employment with Eastman for any reason or no reason regardless of the terminating party.

EXHIBIT 10.01

 6. PERSONAL BENEFITS AND PROVISIONS. Both parties agree that, in addition to the other payments and benefits provided hereunder, Costa will receive the following personal benefits; (a) an annual personal travel allowance of $75,000, payable in quarterly installments beginning with the first payroll following his initial date of employment (if the cost of air travel shall increase materially, then the personal travel allowance shall increase proportionally), and (b) customary perquisites as provided to other Eastman executive officers.

 7. EMPLOYEE BENEFITS. Both parties agree that, in addition to the payments and benefits provided hereunder, Costa will be eligible for existing pension plans, welfare plans, severance plans, and compensation plans applicable to other Eastman executive officers.

 8. VACATION. Both parties agree that Costa will be eligible for four weeks annual vacation beginning in 2007 under the provisions of the Eastman vacation and holiday plan. Costa will be eligible for a prorated amount of 4 weeks vacation in 2006, based upon his first day of work.

 9. RELOCATION. Both parties agree that housing and relocation arrangements will be made subject to the attached Summary of Major Components of Home Purchase Program (Attachment 1). Costa will receive normal and customary reimbursement for relocation expenses, net of taxes. Costa will receive a temporary living expense reimbursement for up to three months, net of taxes.

10. “AT-WILL” EMPLOYMENT. Costa’s employment will be an “at will” employment. As such, this Agreement is not a contract for a term of employment and Costa's employment can be terminated at any time at the will of Eastman with or without cause. This “at will” status shall not be changed by any written or oral representation or statement by Eastman or its employees or agents, unless such writing is signed by Eastman’s Chief Executive Officer.

11. NO CONFLICTING AGREEMENTS. Both parties agree that Costa’s employment with Eastman cannot be in conflict with or violate any continuing obligation Costa has with his former employer not to solicit a current employee of Costa's former employer for employment with another firm, corporation, or other entity. Costa certifies to Eastman that his Eastman employment will not violate any such obligation. Upon reporting to work, Costa will be required to sign the Agreement attached (Attachment 2), the terms of which are incorporated by reference into this Agreement.

12.  NOTICES. Notices under this Agreement shall be in writing and shall be mailed by registered or certified mail, effective upon mailing, addressed as follows:

To Eastman:  Eastman Chemical Company
200 South Wilcox Drive
Kingsport, Tennessee 37660-5280
Attn: Chairman of the Board

To Costa:  to any address provided to Eastman by Costa.

With a copy to: Craig and Macauley Professional Corporation
Federal Reserve Plaza
600 Atlantic Avenue
Boston, Massachusetts 02210
Attn: Allison M. O’Neil, Esquire

Either party may by notice in writing change the address to which notices to it or him are to be addressed hereunder.

EXHIBIT 10.01

13. MISCELLANEOUS. Eastman and Costa agree that Costa will report to work at a date mutually agreeable to Eastman and Costa, but no later than June 15, 2006. The actual terms of any benefit plan or pay policy as stated in this Agreement take precedence over any oral representation. Subject to Section 5(b), in the event of any conflict between the terms of this Agreement and any benefit plan or pay policy including, without limitation, any compensation plan or awards thereunder, then the terms of the compensation plan or awards shall govern. This Agreement comprises the full and complete understanding of the parties and there are no other representations or descriptions, oral or written, unless such writing is signed by both Eastman’s Chief Executive Officer and Costa, which shall apply to Costa’s employment. Any amendments, waivers or other modifications of this Agreement or any of its provisions must be in writing and executed by both parties.

/s/ Norris P. Sneed	/s/ Mark J. Costa	05/04/2006
Norris P. Sneed Senior Vice President HR, Communications, and Public Affairs	Mark J. Costa	Date

EXHIBIT 10.01

Attachment 1
EASTMAN CHEMICAL COMPANY
SUMMARY OF MAJOR COMPONENTS OF HOME PURCHASE PROGRAM
(FULL ASSISTANCE-NEW HIRE - HOMEOWNER)

Cendant Mobility (Cendant) will offer to purchase your home at a guarantee price based on the average of two (2) fair market broker’s market analyses (BMAs). The guarantee price will be established by the average of the two (2) BMAs if the values are within 7%. If they are outside of the 7%, a third BMA will be ordered and the average of the two (2) highest will be used.

You will have 60 days in which to market your property and obtain an offer.

You may be eligible for the Transferee Incentive Plan (TIP) payment. This plan provides an incentive payment of 2% of the net sales price when you and Cendant accept an offer over 95% of your guarantee price (within your 60-day marketing you period).

If you do not receive a purchase offer and signed contract in 60 days, Cendant will purchase your home and market the property.

Eastman will pay customary selling expenses, including the real estate commission.

Eastman will pay 50% of loss, if any, between original home acquisition price and actual selling price of the home. The total Protection-Against-Loss (PAL) payment is not to exceed 20% of the guarantee price.

Eastman will reimburse expenses for a one (1) week house hunting trip for you and your spouse (round trip transportation, lodging, meals and rental car).

Cendant will provide real estate broker referrals and must make the first contact with a real estate broker in both the departure and destination locations.

Eastman will pay customary and required closing costs on your new home.

You will be eligible to participate in a nationwide mortgage lending program (Wells Fargo Home Mortgage or Cendant Mortgage) to aid in buying your home.

Cendant will provide you interest-free advances of your established equity, if needed, during your 60-day marketing period.

Eastman will protect against duplicate housing costs. If you need to start your new job before vacating your home, Eastman will consider the cost of temporary living expenses. Through a real estate broker, Eastman will cover maintenance and utilities after you vacate your home.

Cendant/HomeExpress will arrange to have your household goods packed and shipped (including vehicles) to your new location.

Mortgage Interest Subsidy (MIS) - Eastman will protect you for two years if your new first mortgage interest rate is higher than the old rate. This is a lump sum payment.

Your spouse will be eligible to participate in the Spouse Relocation Assistance Program to facilitate re-employment in the destination city. Previous employment is NOT a prerequisite for the program.

The Internal Revenue Service considers the moving expenses paid by the company, whether the expenses are paid directly to the employee or directly to a third party, as taxable income for the employee. Eastman will provide a tax gross-up for nondeductible expenses which are shown as income on your W-2.

You will receive a homeowner’s Miscellaneous Expense Allowance (MEA) equal to 4 weeks’ gross pay with a minimum amount of $2,500.

EXHIBIT 10.01

Attachment 2

Eastman Chemical Company
Employment Agreement

In consideration of my employment by Eastman, the Compensation and benefits afforded to me, and any opportunities for advancement, training or reassignment, which Eastman may from time to time offer me, I agree as follows:

I.	Confidential Information
I acknowledge there is a relationship of trust and confidence between Eastman and its employees. All information pertaining directly or indirectly to Eastman's business is confidential information unless such information has already been disclosed in public literature. I shall treat all such information as confidential.

I agree that, expect as expressly authorized by Eastman in writing, I will not at any time, whether during or after employment with Eastman, disclose to any person or entity or use any Confidential Information in any manner whatsoever without the prior written consent of Eastman.

I agree that upon request by Eastman, and in any event upon termination of employment, I shall turn over to Eastman all documents, papers or other materials including all copies in my possession or under my control, which may contain or be derived from Confidential Information.

II.	Inventions

I understand that Eastman invests considerable sums of money in research and development and that Eastman's future growth and competitiveness depend in large part upon the success of these efforts. Eastman employees make major contributions to this effort through inventions ("inventions" including but not limited to discoveries, developments, improvements, innovations, concepts, ideas and know-how).

I agree to promptly disclose in writing to Eastman all inventions, whether or not patentable, conceived by me or in concert with others during the period of my employment with Eastman, whether or not made or conceived during working hours that relate in any manner to the existing or contemplated business or research activities of Eastman. I waive all rights and interest I otherwise would have, and acknowledge that all such inventions shall be the exclusive property of Eastman.

I agree to assign to Eastman my entire right, title, and interest to all inventions under the preceding paragraphs of this Employment Agreement (hereinafter "Agreement"). I will, at Eastman's request and expense ("expense" to cover reasonable compensation for time involved), execute, acknowledge and deliver documents and take action as many be considered necessary by Eastman at any time during or subsequent to my employment with Eastman to obtain and define letters patent in any and all countries and to vest title in such inventions in Eastman or its assigns.

III.	Noncompetition

I agree and covenant that during my employment and for a period of two years after the termination of my employment with Eastman, I will not, as a principal, agent, consultant, or employee, engage in any work or other activity, where such work or activity is in competition with Eastman's business activities or interest.

I agree that the provisions contained in this agreement are necessary for the protection of Eastman's legitimate business interests and are fair and reasonable in both scope and content. In the event that a court should hold my noncompetition covenant unreasonable, that covenant shall be deemed to be modified to restrict my competition with Eastman to the maximum extent, in both time and geography, which a court shall find reasonable and enforceable.

EXHIBIT 10.01

IV.	Saving Provision

If any provision of this agreement is found to be invalid or unenforceable by any court, the invalidity of such provision shall not affect the validity of the remaining provisions.

V.	Governing Law and Application

I understand and agree that the construction and interpretation of this agreement shall at all times and in all respects be governed by the laws of the State of Tennessee. The provision of this Agreement shall apply in the United States and in all other countries.

EASTMAN'S GENERAL PRACTICES CONCERNING YOUR EMPLOYMENT ARE REFLECTED IN COMPANY-WIDE COMMUNICATIONS. HOWEVER, EVERY EASTMAN EMPLOYEE IS EMPLOYED "AT WILL", AND EITHER YOU OR THE COMPANY CAN TERMINATE YOUR EMPLOYMENT AT ANY TIME.

I ACKNOWLEDGE THAT BEFORE SIGNING BELOW, I HAVE READ AND UNDERSTOOD ALL OF THE PROVISIONS OF THIS AGREEMENT, AND HAVE RECEIVED A COPY. THIS AGREEMENT REPLACES ALL PREVIOUS AGREEMENTS RELATING TO THE SAME OR SIMILAR MATTERS. NO ORAL STATEMENT OR UNDERSTANDING SHALL ALTER THIS AGREEMENT. THIS AGREEMENT IS BINDING UPON ME, MY HEIRS, ASSIGNS AND/OR REPRESENTATIVES.

Date: ______________________

Employee: _______________________Witness: _______________________